Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-250153-01) and in the related Prospectus of our report dated February 16, 2023 with respect to the consolidated financial statements of United Airlines, Inc., included in this Annual Report (Form 10-K) of United Airlines, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Chicago, Illinois
February 16, 2023